SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 19, 2001 (June 20, 2001)

WORLD ACCESS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-29782	58-2398004
(State of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)

945 E. Paces Ferry Road, Suite 2200
Atlanta, Georgia 30326
(Address of principal executive offices, including zip code)

(404) 231-2025
(Registrant’s telephone number, including area code)

Item 5. Other Events.

     On June 20, 2001, the U.S. Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Court”), entered an Order (the “Order”) in the Chapter 11 bankruptcy case of World Access, Inc. (“World Access”) and certain of its subsidiaries authorizing WA Telcom Products Co., Inc. (“WA Telcom”), a wholly-owned subsidiary of World Access, to conduct an auction sale of its shares of stock of NACT Telecommunications, Inc. (“NACT”).

     On June 4, 2001, WA Telcom, a wholly-owned subsidiary of World Access, and Verso Technologies, Inc. (“Verso”) entered into a definitive agreement for the sale of NACT, a wholly-owned subsidiary of WA Telcom, to Verso. Under the terms of the agreement, Verso agreed to purchase all of the issued and outstanding shares of NACT for aggregate consideration of $19.5 million in cash, subject to adjustment under certain circumstances. In addition, if NACT’s gross revenues for the year ending December 31, 2001 equal or exceed $34.0 million, Verso has agreed to pay $2,437,500 in additional consideration, and if NACT has successfully deployed its VOIP technology under the terms of the agreement on or before September 30, 2001, Verso has agreed to pay additional consideration of $2,437,500. Each of these earnout amounts is also subject to adjustment under certain circumstances. The agreement provides that if the sale to Verso is not consummated because the Court approves another higher and better offer for the Shares, as long as Verso is not in material breach of the agreement, upon the completion of a sale to another party, Verso can recover a $300,000 fee (the “Breakup Fee”) from WA Telcom.

     Pursuant to the Order, the Court approved the sale of NACT to Verso, subject to the receipt of another bid in the auction with a proposed purchase price for the Shares having a value equal to or better than the Verso price and terms plus the Breakup Fee, with such determination to be made by the reasonable assessment of WA Telcom and the official committee of unsecured creditors in the bankruptcy cases. As previously announced, World Access is pursuing an orderly liquidation of its business assets under the supervision of the Court.

     World Access also reports that, effective June 30, 2001, Walter J. Burmeister, former President and director of World Access, has resigned from the Board of Directors and has left World Access to pursue other opportunities.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

WORLD ACCESS, INC.

Date: July 18, 2001	By:	/s/ Henry C. Lyon

Henry C. Lyon
Vice President and
Chief Accounting Officer